Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the  incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-3, No. 333-186932, of Interval Leisure Group, Inc. of our reports dated February 26, 2016, with respect to the consolidated financial statements and schedule of Interval Leisure Group, Inc., and the effectiveness of internal control over financial reporting of Interval Leisure Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Miami, Florida
February 26, 2016